Exhibit 99.1

Socket Mobile Contacts:	Editorial Contacts:
Carol Montalvo	Monica Appelbe or Michelle Homes
Sr. Marketing Communications Mgr.	LEWIS PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Investor Relations Contacts:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Reports 2007 Third Quarter Financial Results

NEWARK, CA - October 24, 2007 - Socket Communications, Inc. (NASDAQ: SCKT), dba Socket Mobile, Inc., an innovative provider of mobile productivity products, today reported financial results for the 2007 third quarter ended September 30, 2007.

Revenue for the third quarter of 2007 was $5.4 million, compared to revenue of $6.0 million for the same quarter a year ago and $6.3 million in the immediately preceding quarter. Net loss applicable to common stockholders for the third quarter was $898,000, or a loss of $0.03 per share, compared to a net loss of $838,000, or a loss of $0.03 per share, in the third quarter of 2006 and a net loss of $745,000, or a loss of $0.02 per share, in the immediately preceding quarter. The net loss included stock option expense in the third quarter of 2007 of $258,000, or $0.01 per share, compared to $298,000, or $0.01 per share, in the third quarter of 2006 and $253,000, or $0.01 per share, in the immediately preceding quarter. Cash and cash equivalents were $4.4 million at September 30, 2007, compared to $5.9 million at June 30, 2007 and $6.2 million at September 30, 2006.

Kevin Mills, president and chief executive officer, commented, "The roll out of our SoMo 650 handheld computer continues on track and we have met our third quarter objectives of ramping up production and enabling widespread customer evaluation and qualification of the product to commence. To this end we shipped 2500 units into the channel as of the end of the quarter. From these shipments we sold 1000 SoMo 650 units and we recognized revenue of $448,000 in the third quarter, reflecting our policy of recognizing revenue when products sell out of our distribution channel. Sales were mostly small quantity purchases by individual businesses as they initiate their respective product evaluation processes. Thus far, we have received excellent customer feedback as well as positive reviews from the trade press. We are confident that once customer validation is complete, and deployment begins, sales volume of both the SoMo 650 and our peripheral products will increase.

"Total revenue for the third quarter was impacted by a slowdown in sales of our data collection and network connectivity peripheral products during the quarter. Consistent with the unsettled nature of the PDA market of the past two years, there was an announcement in early September by a major handheld computer manufacturer of new PDA models that address the consumer market. Such announcements typically slow customer deployment of our peripheral products because of the time needed to evaluate or adopt new PDA models. Avoiding the uncertainty and delays caused by such announcements was a fundamental objective in pursuing our own handheld computer platform. Our commitment to the SoMo 650 model for a three to five year time period extends the return on investment made by our customers and increases market stability by reducing the frequency and timing of model changeovers. We are confident that our business model is enhanced by our new system strategy. However we may continue to experience ups and downs in our peripheral business until customers move into the deployment stage with the SoMo handheld computer."

For the nine months ended September 30, 2007, total revenue was $17.3 million, compared to $19.6 million for the same period in 2006. Net loss applicable to common stockholders was $2.9 million, or a loss of $0.09 per share, compared to a net loss of $1.7 million, or a loss of $0.05 per share for the same period in 2006. The net loss included stock option expense for the first nine months ended September 30, 2007 of $793,000, or $0.02 per share, compared to $934,000, or $0.03 per share, for the nine months ended September 30, 2006.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific Time to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 254494#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com and a transcript will be posted within a few days of the call.

About Socket Mobile

SSocket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket is a registered trademark of Socket Communications, Inc., dba Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2007, Socket Communications, Inc., dba Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the introduction, volume shipment, distribution, timing and market acceptance and effects on our revenue and business of our new handheld mobile computer product, statements regarding our ability to be a one-stop provider of hardware systems in our markets, and other statements predicting trends, sales and market opportunities in the markets in which we sell all our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that volume shipments of our new product may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital; the risk that market acceptance and sales opportunities for our new product may not happen as anticipated; the risk that our integrator program and current distribution channels may not choose to distribute the new product or may not be successful in doing so; the risk that acceptance of our new product in vertical application markets may not happen as anticipated; and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

--Financial tables to follow--

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue	$ 5,424	$ 5,974	$ 17,272	$ 19,588
Cost of revenue	2,808	3,151	8,787	9,990
Gross profit	2,616	2,823	8,485	9,598
Gross profit percent	48%	47%	49%	49%
Research and development	1,123	1,239	3,712	3,754
Sales and marketing	1,799	1,839	5,528	5,442
General and administrative	566	594	2,105	2,078
Amortization of intangibles	34	35	102	107
Total operating expenses	3,522	3,707	11,447	11,381
Interest (income) expense, net	(16)	(46)	(77)	(128)
Deferred tax provision	8	--	24	--
Net operating (loss)	(898)	(838)	(2,909)	(1,655)
Preferred stock dividends	--	--	--	(11)
Net income (loss) applicable to common stockholders	$ (898)	$ (838)	$ (2,909)	$ (1,666)
Basic and diluted net (loss) per share applicable to common stockholders	$ (0.03)	$ (0.03)	$ (0.09)	$ (0.05)
Weighted average shares outstanding: Basic and diluted	31,948	31,846	31,912	31,313

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	September 30, 2007 (Unaudited)	December 31, 2006*
Cash	$ 4,411	$ 6,104
Accounts receivable	2,855	2,699
Inventories	2,156	2,350
Other current assets	281	193
Property and equipment, net	1,149	742
Goodwill	9,798	9,798
Intangible technology	507	609
Other assets	267	292
Total assets	$ 21,424	$ 22,787

Accounts payable and accrued liabilities	$ 2,970	$ 3,192
Bank line of credit	2,214	2,213
Deferred income on shipments to distributors	1,725	1,473
Bank loan	464	--
Capital leases/other non-current liabilities	333	158
Common stock	53,439	52,563
Accumulated deficit	(39,721)	(36,812)
Total Liabilities and Equity	$ 21,424	$ 22,787
*Derived from audited financial statements.

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